SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               Amendment No. 3 (1)


                 Uphonia, Inc. (formerly Smartserv Online, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    83169M302
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    83169M302
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert Ladd

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     190,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     190,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     190,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.9%

12.  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   83169M302
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Laddcap Value Associates LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     190,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     190,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     190,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.9%

12.  TYPE OF REPORTING PERSON*

     OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   83169M302
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Laddcap Value Partners LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     190,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     190,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     190,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.9%

12.  TYPE OF REPORTING PERSON*

     OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Schedule 13G is being filed to report the beneficial ownership of the Reporting Persons in the Common Stock of the Issuer that the Reporting Persons may be deemed to beneficially own by virtue of the Common Stock and warrants to obtain Common Stock held by Laddcap Value Partners LP.

CUSIP No.   83169M302
            ---------------------

Item 1(a).  Name of Issuer:

            Uphonia, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2250 Butler Pike
            Suite 150
            Plymouth Meeting, Pennsylvania  19462
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Robert Ladd
            Laddcap Value Associates LLC
            Laddcap Value Partners LP
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            650 Fifth Avenue
            Suite 600
            New York, NY 10019
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Robert Ladd - United States of America
            Laddcap Value Associates LLC - Delaware
            Laddcap Value Partners LP - Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            83169M302
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Robert Ladd - 190,000
         Laddcap Value Associates LLC - 190,000
         Laddcap Value Partners LP - 190,000
         -----------------------------------------------------------------------

     (b) Percent of class:

         Robert Ladd - 2.9%
         Laddcap Value Associates LLC - 2.9%
         Laddcap Value Partners LP - 2.9%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         Robert Ladd:

         (i)   Sole power to vote or to direct the vote                    0
                                                            -------------------,

         (ii)  Shared power to vote or to direct the vote             190,000
                                                            -------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                              0
                                                            -------------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                         190,000
                                                            -------------------.

         Laddcap Value Associates LLC:

         (i)   Sole power to vote or to direct the vote                    0
                                                            -------------------,

         (ii)  Shared power to vote or to direct the vote             190,000
                                                            -------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                              0
                                                            -------------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                         190,000
                                                            -------------------.

         Laddcap Value Partners LP:

         (i)   Sole power to vote or to direct the vote                    0
                                                            -------------------,

         (ii)  Shared power to vote or to direct the vote             190,000
                                                            -------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                              0
                                                            -------------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                         190,000
                                                            -------------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not applicable.
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         Not applicable.
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         Not applicable.
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not applicable.
         -----------------------------------------------------------------------

Item 10. Certifications.

         By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      February 14, 2007
                                              ----------------------------------
                                                        (Date)


                                              /s/ Robert Ladd*
                                              ---------------------
                                                  Robert Ladd


                                              Laddcap Value Associates LLC*

                                              By:  /s/  Robert Ladd*
                                                  -------------------
                                              Name: Robert Ladd
                                              Title: Managing Member


                                              Laddcap Value Partners LP*

                                              By: Laddcap Value Associates LLC
                                                  General Partner

                                              By: /s/  Robert Ladd*
                                                  -------------------
                                              Name: Robert Ladd
                                              Title: Managing Member



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

* The Reporting Persons each disclaim beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

                                                                       Exhibit A


                                    AGREEMENT

     The undersigned agree that this Schedule 13G dated February 14, 2007 relating to the Common Stock, par value $0.01, of Uphonia, Inc. shall be filed on behalf of the undersigned.

                                              /s/ Robert Ladd
                                              ---------------------
                                                  Robert Ladd



                                              Laddcap Value Associates LLC

                                              By: /s/ Robert Ladd
                                                  ---------------------
                                              Name: Robert Ladd
                                              Title: Managing Member


                                              Laddcap Value Partners LP

                                              By: Laddcap Value Associates LLC
                                                  General Partner

                                              By: /s/ Robert Ladd
                                                  ---------------------
                                              Name: Robert Ladd
                                              Title: Managing Member




SK 21760 0001 746772